Exhibit 10.1

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT OF SPIRO ROMBOTIS

WHEREAS, Cyclacel Pharmaceuticals, Inc. (the “Company”) and Spiro Rombotis (“Executive”) entered into an employment agreement as of January 1, 2008 (the “Agreement”);

Whereas, the Company and Executive desire to amend the Agreement to comply with Internal Revenue Code Section 409A; and

Whereas, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows.

1. Sections 9(b)(iii), 9(c)(iii) and 9(d)(iii) of the Agreement shall be deemed as of March 20, 2008 to constitute amendments to all outstanding stock options and the termination period of such stock options set forth in the applicable Notice of Stock Option Grant and Stock Option Agreement and shall supersede the expiration terms set forth in Section 12 of the Amended and Restated 2006 Equity Incentive Plan (the “Plan”). Notwithstanding the provisions set forth in Sections 9(b)(iii), 9(c)(iii) and 9(d)(iii) of the Agreement, no option may be exercised at any time after the original expiration date of the option set forth and all options may be terminated earlier than as set forth in the Agreement if such termination is pursuant to Section 14 of the Plan or any future plan which provisions provide for termination in the event of a change of control. In addition, any option which is deemed to be an Incentive Stock Option pursuant to Section 422 of the Code, shall become a Nonqualified Stock Option on the date that is (i) three months after termination of employment for any reason other than death or disability as defined under Section 22(e)(3) of the Code and (ii) one year following termination of employment as a result of a disability as defined under Section 22(e)(3) of the Code. All options granted on or after March 20, 2008 shall be deemed to contain the terms set forth in Sections 9(b)(iii), 9(c)(iii) and 9(d)(iii) as clarified by this amendment hereto.

2. Section 9(g)(iii) of the Agreement shall be amended and restated as follows:

“Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Executive continues to serve as a member of the Board following his termination of employment from the Company, his rights with respect to vesting and exercisability of his then outstanding options shall continue under the same terms and conditions as if the Executive had not terminated employment until such time as the Executive is no longer providing services to the Company as a non-executive member of the Board. In addition, any option which is deemed to be an Incentive Stock Option pursuant to Section 422 of the Code, shall become a Nonqualified Stock Option on the date that is three months after termination of Executive’s employment.”

3. The following new Section 20 shall be added to the Agreement:

“Section 20 Compliance with Section 409A of the Code

(i) If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(iii) Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 20 shall be a rule of construction and interpretation and nothing in this Section 20 shall cause a forfeiture of benefits on the part of the Executive.”

4. Except as specifically modified herein, the terms of the Agreement, and all terms and conditions of your employment with Company shall remain in full force and effect.

IN WITNESS WHEROF, each of the parties has caused this First Amendment to be executed as of December 31, 2008.

Executive:	Company:

/s/ Spiro Rombotis	/s/ Paul McBarron
Spiro Rombotis	Cyclacel Pharmaceuticals, Inc.

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